Exhibit 10.1
Asset Purchase and Sale
Agreement
By and Between
Global Employment Holdings, Inc.,
Temporary Placement Service, Inc.,
and
Eastern Staffing, LLC,
d.b.a. Select Staffing
March 9, 2009

The parties to this Asset Purchase and Sale Agreement (“Agreement”), effective as of March 9, 2009 (“Effective Date”), are Global Employment Holdings, Inc., a Delaware corporation (“Global”), and Temporary Placement Service, Inc., a Georgia corporation, a/k/a Michaels & Associates (“TPS” and together with Global, “Seller”), and Eastern Staffing, LLC, a California limited liability company (“Buyer”), d.b.a. Select Staffing.
RECITALS
A. Seller is a publicly traded company with offices in New York, New Jersey, Florida, Illinois, Maryland, Pennsylvania, Texas, the District of Columbia and Georgia.
B. Seller is engaged in the business of staffing and employment services (the “Business”).
C. Seller operates the Business in the State of Georgia (the “Georgia Business”) at the locations set forth on Schedule 7 (the “Locations”).
D. Subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain assets and liabilities related to the Georgia Business, other than the Excluded Assets, including the Contracts, the Personal Property, the Intangible Personal Property, and other assets listed in this Agreement.
Now, therefore, in consideration of the mutual covenants, representations, and warranties in this Agreement, the parties make the following agreement:
ARTICLE 1

PURCHASE AND SALE OF ASSETS
1.1 Purchase and Sale of Assets. Except as set forth in Article 1.2, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date, all of Seller’s right, title, and interest in and to the following assets of Seller used in the operation of the Georgia Business (the “Assets”):
(a) All customer contracts, agreements, warranties, and other customer rights or agreements, written or oral, related to the operation of the Georgia Business and all Georgia Business leases and other agreements listed on Schedule 1 (the “Contracts”);
(b) The tangible personal property listed in Schedule 2 (the “Personal Property”);
(c) The intangible personal property listed in Schedule 3 (the “Intangible Personal Property”);
(d) all lists (in written or electronic format) of past, present or potential applicants with Seller in the Georgia Business, including all files, information and computer records related thereto;
(e) all lists (in written or electronic format) of past, present or potential customers of Seller in the Georgia Business, including all files, information and computer records related thereto;

(f) all business development information, databases, price lists and pricing records and schedules, copies of accounting records, rate records, sales literature, technical literature, information and know-how, general intangibles of TPS, licenses of TPS (to the extent transferable), trade association or other memberships of TPS (to the extent transferable), and any other books, documents, instruments and records, in each case used in the operation of the Georgia Business;
(g) all goodwill associated with the Georgia Business;
(h) all telephone, data line and fax numbers of the Georgia Business, to the extent the same can be transferred by Seller;
(i) the Georgia Business’s Internet Domain Names;
(j) Seller’s rights in respect of the Unemployment Reserve Account maintained under Georgia law (subject to Buyer’s duly complying with the provisions thereof regarding transfer) and any other reserve amounts in Georgia used by Seller in the operation of the Georgia Business;
(k) the prepaid expenses (excluding any prepaid taxes) and deposits of the Georgia Business as of the Closing Date listed on Schedule 3; and
(l) all rights in favor of Seller under non-competition or non-solicitation agreements executed in favor of Seller by any of Seller’s current or past employees, if any.
1.2 Excluded Assets. Except for the Assets, Buyer shall not acquire any assets of Seller or rights therein, including, without limitation, Seller’s accounts receivable, Seller’s unbilled accounts receivable and the other assets of Seller listed on Schedule 4 (the “Excluded Assets”).
1.3 Permitted Liens. Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature, other than those items listed on Schedule 5 (the “Permitted Liens”).
1.4 Risk of Loss. Seller assumes all risk of loss or damage to the Assets prior to the Closing Date. In the event that there is any material loss or damage to all or any material portion of the Assets prior to the Closing, Buyer may either terminate this Agreement pursuant to Article 12, or negotiate with Seller for a proportionate reduction in the Purchase Price to reflect the loss or damage. For the purposes of this provision, the term “material loss or damage” shall mean any loss or damage to the Assets with an aggregate cost of Fifty Thousand Dollars ($50,000).

ARTICLE 2
ASSUMPTION OF LIABILITIES
2.1 Assumption of Liabilities. As of the Closing Date, in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall only assume responsibility for performing and satisfying all of the contractual obligations and other liabilities of Seller listed on Schedule 6 (the “Assumed Liabilities”).
2.2 Excluded Liabilities. Except as expressly provided in this Agreement, including, without limitation, with respect to the Assumed Liabilities, Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not they are related to the Assets (the “Excluded Liabilities”).
ARTICLE 3
PURCHASE PRICE
3.1 Purchase Price. Subject to the terms and conditions of this Agreement, the purchase price for the Assets shall be One Million Nine Hundred Fifty Dollars ($1,950,000.00) (“Purchase Price”). The Purchase Price shall be paid to Seller as described in Article 3.2(b) , provided that Buyer has already delivered to Seller a non-refundable deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Deposit”).
3.2 Purchase Price Allocation and Payment Terms.
(a) The Purchase Price shall be allocated as set forth on Exhibit E and incorporated herein by reference (the “Allocation”). Buyer and Seller agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes, and that it will report the transaction contemplated pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that neither party will take a position inconsistent with the Allocation except with the prior written consent of the other party.
(b) The Purchase Price shall be paid to Seller at the Closing as follows:
(i) Buyer shall deliver to an account designated by Seller the sum of One Million Dollars ($1,000,000.00) less the amount of the Deposit previously paid pursuant to Article 3.1, payable in immediately available funds (the “Cash Payment”).
(ii) Buyer will execute and deliver to Seller an unsecured, two-year promissory note in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) bearing interest at the rate of six percent (6%) per annum, to be paid in quarterly principal payments of Twenty Thousand Dollars ($20,000.00) plus accrued but unpaid interest on the outstanding principal amount of the promissory note, in the form attached as Exhibit D-1 and incorporated herein by reference (the “$250,000 Note”). The $250,000 Note will be personally guaranteed by D. Stephen Sorensen pursuant to the Guaranty attached as Exhibit H and incorporated herein by reference.

(iii) Buyer will execute and deliver to Seller an unsecured promissory note in the principal amount of Seven Hundred Thousand Dollars ($700,000.00) which shall be due and payable in full on March 20, 2009, in the form attached as Exhibit D-2 and incorporated herein by reference (the “$700,000 Note” and together with the $250,000 Note, the “Notes”). In the event Buyer does not pay the full amount of the $700,000 Note by March 20, 2009, Seller will have the option of (A) enforcing the collection of the $700,000 Note (which shall bear interest at the rate of the lesser of eighteen percent (18%) per annum or the maximum amount permitted by applicable law, commencing on March 20, 2009 and until the $700,000 Note is paid in full) or (B) unwinding all of the transactions consummated on the Closing Date pursuant to this Agreement, including, without limitation, re-taking possession of the Assets and the Assumed Liabilities and terminating this Agreement and all agreements entered into on the Closing Date pursuant to Article 12, provided that if Seller elects to unwind the transactions consummated hereby, Seller will be entitled to retain the full amount of the Cash Payment as a penalty. In order to preserve Seller’s rights to re-take possession of the Assets and the Assumed Liabilities pursuant to this Article 3.2(b)(iii), until the $700,000 Note has been paid in full, Buyer covenants and agrees to (1) retain exclusive ownership of the Assets and the Assumed Liabilities, (2) maintain and preserve the Assets and the Assumed Liabilities in good condition, (3) not sell, transfer assign, terminate, mortgage, pledge, hypothecate, lien, encumber or otherwise dispose of or impair any of the Assets or the Assumed Liabilities and (4) execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to transfer and vest title of all ownership rights in the Assets and the Assumed Liabilities in and to Seller if Seller elects to unwind this transaction. Notwithstanding the foregoing, Buyer may transfer the Assets to Koosharem Corporation (“Koosharem”) provided that as a condition to such transfer Koosharem agrees to be bound by the provisions of Article 3.2(b)(iii)(1) — (4) until such time as the $700,000 Note has been paid in full. The $700,000 Note will be personally guaranteed by D. Stephen Sorensen pursuant to the Guaranty attached as Exhibit H and incorporated herein by reference.
ARTICLE 4
CLOSING
4.1 Time and Place of Closing. The Closing for the purchase and sale of the Assets (“Closing” or “Close”) will take place at Buyer’s corporate headquarters, 3820 State Street, Santa Barbara, California, 93105, on March 12, 2009, or at such other time and place as the parties may mutually agree (the “Closing Date”). At the Close, Seller will transfer and convey title to the Assets and the Assumed Liabilities to Buyer, and Buyer will assume the Assumed Liabilities, as provided in this Agreement.
4.2 Seller’s Closing Obligations. At the Close, Seller shall execute, acknowledge, and deliver, as appropriate, each of the following items:
(a) A duly executed bill of sale (the “Bill of Sale”), in substantially the form attached as Exhibit A and incorporated herein by reference, conveying to Buyer all of Seller’s right, title, and interest in and to the Personal Property.
(b) A duly executed assignment of all Contracts (the “Assignment of Customer Contracts, Agreements, and Arrangements”), in substantially the form attached as Exhibit B and incorporated herein by reference, pursuant to which Seller shall assign to Buyer all of its right, title, and interest in and to, and Buyer shall accept and assume all of Seller’s obligations in respect of, the Contracts and the other Assumed Liabilities.
(c) A duly executed assignment of Intangible Personal Property (the “Assignment of Intangible Personal Property”), in substantially the form attached as Exhibit C and incorporated herein by reference, assigning to Buyer all of Seller’s right, title, and interest in the Intangible Personal Property.
(d) A Non-Competition Agreement, duly executed by Global and TPS, in substantially the form attached as Exhibit G and incorporated herein by reference.

(e) All other deeds, bills of sale, warranty deeds, assignments, endorsements, licenses, and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer, convey, and assign to Buyer at the Closing all of Seller’s right, title, and interest in and to the Assets, free and clear of any liens or encumbrances, other than any Permitted Liens.
4.3 Buyer’s Closing Obligations. At the Closing, Buyer shall execute (or cause to be executed), acknowledge, and deliver, as appropriate, each of the following items:
(a) The Cash Payment provided for in Article 3.2(b)(i).
(b) The Notes executed by a duly authorized representative of Buyer for the benefit of Seller.
(c) A duly executed Assignment of Customer Contracts, Agreements, and Arrangements, pursuant to which Seller shall assign to Buyer all of its right, title, and interest in and to, and Buyer shall accept and assume all of Seller’s obligations in respect of, the Contracts.
(d) A duly executed Assignment of Intangible Property assigning all of Seller’s right, title, and interest in the Intangible Personal Property to Buyer.
(e) A duly executed Guaranty from D. Stephen Sorensen, in substantially the form attached as Exhibit H and incorporated herein by reference.
(f) All other instruments and documents necessary to consummate the transactions contemplated by this Agreement.
4.4 Expenses of Closing. The expenses of Closing shall be paid as follows:
(a) Buyer shall pay sales and use taxes arising out of the transfer of Assets, if any.
(b) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party incurring the expenses.
ARTICLE 5
SELLER’S REPRESENTATIONS AND WARRANTIES
5.1 Seller’s Representations and Warranties. Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the Effective Date and as of the Closing Date:
(a) Each of Global and TPS is a corporation in good standing under the laws of the state of its incorporation and TPS is in good standing and qualified to transact business in the State of Georgia.

(b) Seller has full legal power and authority to enter into, deliver and perform this Agreement, and this Agreement constitutes Seller’s valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, including but not limited to its Credit and Security Agreement dated April 29, 2008 by and between Global Employment Solutions, Inc., its subsidiaries and Wells Fargo Bank, National Association (“Wells Fargo”), or any law, judgment, or order of which Seller is aware, in each case that would materially and adversely affect Seller’s ability to fulfill its obligations under this Agreement or that would materially impair the value of the Assets taken as a whole (a “Material Adverse Effect”); provided that Buyer understands and acknowledges that the transactions contemplated by this Agreement require the consent of (i) certain of Global’s lenders, including Wells Fargo, (ii) certain of Seller’s preferred stockholders and (iii) Global’s and TPS’s board of directors (collectively, the “Required Consents”). The execution and delivery of this Agreement will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.
(d) There are no actions, suits, proceedings, or claims now pending, or, to the best of Seller’s knowledge, threatened against Seller or the Assets that would cause a Material Adverse Effect.
(e) Seller has good and marketable title to the Assets free and clear of all liens, charges, and encumbrances, other than the Permitted Liens listed on Schedule 5, if any, and any contractual requirement to obtain the consent of a party to a Contract that is being assigned hereunder.
(f) To the best of Seller’s knowledge, all of the Contracts are in full force and effect, have been duly executed by the parties, and neither Seller nor any other party is in material default under any Contract, nor has Seller knowledge that any party to any of these agreements intends to cancel or terminate any of these Contracts.
(g) To the best of Seller’s knowledge, each agreement, instrument, or license with respect to the Intangible Property is in full force and effect, and neither Seller nor any other party is in material default under any such agreements.
(h) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, multi-employer pension fund, or other labor union agreement with respect to any person(s) employed by Seller in connection with its operation of the Georgia Business.
(i) Seller is in material compliance with all federal, state, and local laws and regulations including without limitation I-9 employment eligibility verification with respect to the operation of the Georgia Business.

(j) There are no material undisclosed expenses or liabilities (or pre-closing occurrences or omissions that could reasonably be expected to give rise thereto) being assumed by Buyer with respect to the Georgia Business.
(k) TPS is a wholly-owned subsidiary of Global Employment Solutions, Inc. Global Employment Solutions, Inc. is a wholly-owned subsidiary of Global.
ARTICLE 6
BUYER’S REPRESENTATIONS AND WARRANTIES
6.1 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the Effective Date and as of the Closing Date:
(a) Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of California.
(b) Buyer has full legal power and authority to enter into, deliver and perform this Agreement and the Notes, and this Agreement and the Notes constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c) There is no action, suit, proceeding, or claim pending, or, to the best of Buyer’s knowledge, threatened, against Buyer that would affect Buyer’s ability to fulfill Buyer’s obligations under this Agreement or the Notes.
(d) No other action, consent or approval on the part of Buyer is necessary to authorize Buyer’s due and valid execution, delivery and performance of this Agreement and the Notes.
(e) The execution and delivery of this Agreement and the Notes and the performance by Buyer of its obligations hereunder and thereunder (i) do not and will not conflict with or violate any provision of the operating agreement or similar organizational documents of Buyer, and (ii) do not and will not (a) result in a violation of, or (b) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule, regulation, judgment, decree, contract, agreement, license or instrument to which Buyer is subject or by which any of its assets are bound.

ARTICLE 7
SELLER’S PRE-CLOSING OBLIGATIONS
7.1 Maintenance of Property Pending Closing. At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct its operation of the Georgia Business in substantially the same manner as they have been maintained and operated by Seller prior to the Effective Date.
7.2 Access and Information. On or before the Closing Date, Seller shall promptly provide Buyer with all information concerning the Georgia Business and the Assets that Buyer may reasonably request, and Buyer and its accountants and other representatives shall have access during normal business hours and upon reasonable advance notice to all of the Assets (subject to the limitations set forth in the Confidentiality Agreement dated as of February 20, 2009 between Buyer and Seller (the “Confidentiality Agreement”)) and to the books and records of the Georgia Business.
7.3 Consents. On or before the Closing Date, Seller, at its expense, shall obtain the Required Consents. In the event that any other consents are required in order to assign Seller’s interest in any of the Assets to Buyer as contemplated by this Agreement, Seller shall cooperate with Buyer and use Seller’s reasonable good faith efforts to obtain such consents as soon as practicable following the Closing Date.
7.4 Corporate Resolution. Seller’s Board of Directors shall have voted in the affirmative for this transaction on or prior to the Closing Date, in substantially the form attached as Exhibit F and incorporated herein by reference.
7.5 WARN Act. Seller shall be responsible for providing any notices required under the Worker Adjustment and Retraining Notification Act”, 29 U.S.C. Section 2102 et seq.
ARTICLE 8
COVENANTS
8.1 Further Assurances Prior to Closing. Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.
8.2 Notification of Changed Circumstances. At any time after the Effective Date and prior to the Closing, if either party becomes aware of any fact or circumstance that would change a representation or warranty made under this Agreement such that it would cause a Material Adverse Effect, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the fact or circumstance.
8.3 Employees.
(a) Seller has provided Buyer with a list of the corporate employees of the Georgia Business (the “Employees”). Prior to the Closing Date, Buyer will provide Seller with a list of Employees to which Buyer will extend offers of employment, commencing as of 12:01 a.m. on the Closing Date, which offers shall be conditioned on Closing. Each Employee who accepts Buyer’s offer of employment (each, a “Transferred Employee”) shall become an employee of Buyer as of 12:01 a.m. on the Closing Date. In addition, commencing as of 12:01 a.m. on the Closing Date, Buyer will hire Ken Michaels and Kevin LeCompte and assume all severance and other employment and benefits agreements and obligations of Seller with and to such Employees, provided that in the event Mr. LeCompte’s employment with Buyer is terminated within 12 months following the Closing Date and Buyer pays Mr. LeCompte cash severance in connection with such termination, then Seller will pay 50% of the amount of the cash severance paid to Mr. LeCompte by Buyer up to an aggregate amount of $165,000 paid to Mr. LeCompte (ie, up to $82,500 shall be payable by Seller) (“Seller’s Severance Payment”). In the event Seller is obligated to pay Seller’s Severance Payment pursuant to this Article 8.3(a), then such amount shall be first deducted from the remaining principal amount of the $250,000 Note on such date, with any deficiency payable to Buyer by Seller in cash. Messrs. Michaels and LeCompte shall be deemed “Transferred Employees” for purposes of this Agreement. All Transferred Employees (other than Messrs. Michaels and LeCompte ), shall be compensated and receive benefits consistent with the payment of compensation and benefits by Buyer to similarly situated Employees in Buyer’s other offices. In addition, Buyer will cause (i) its benefit plans to recognize all previous service with Seller for the purpose of determining eligibility and vesting of benefits (but not accrual of benefits) for Transferred Employees and (ii) to the maximum extent permitted by Buyer’s health plan, its group health plan to recognize all deductibles and coinsurance payments accrued by the Transferred Employees prior to Closing, and to waive any preexisting condition limitations (unless such condition was not covered under a comparable plan of Seller in which such Transferred Employees participated prior to Closing).

(b) This Article 8.3 shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Article 8.3, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (ii) shall require Buyer to maintain any specific employee benefit plan or to guarantee employment of any employee for any period of time after Closing; and (iii) shall constitute an amendment to any employee benefit plan. No provision of this Agreement shall create any third party beneficiary rights in any employee, or any beneficiary or dependents thereof.
(c) Seller shall make COBRA Coverage (as hereinafter defined) available to all qualified beneficiaries (as such term is defined by Section 4980B(g)(1) of the Code (the “Qualified Beneficiaries”)) of the Georgia Business who are not Transferred Employees in accordance with the provisions of COBRA (as hereinafter defined) and, accordingly, Seller shall cause its group health plan to make COBRA Coverage available to all of the “Qualified Beneficiaries” who are not Transferred Employees. For purposes of this Article, the term “COBRA Coverage” means the health and dental insurance coverage required to be offered pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (26 U.S.C. §§ 4980B et seq., and 29 U.S.C. §§ 1162 -1167) (“COBRA”). Following the Closing Date, COBRA coverage for all Transferred Employees shall be the sole responsibility and expense of Buyer.
(d) Promptly following the Closing, to the maximum extent permitted by Buyer’s 401(k) plan, Buyer shall provide for the rollover of 401(k) assets of the Transferred Employees, including promissory notes representing loans to any Transferred Employees, held in the accounts of the Transferred Employees under any employee plan sponsored by Seller under Section 401(a) of the Code into any similar plan sponsored by Buyer for which the Transferred Employees will become eligible.
8.4 Client Information Database. Buyer will have the right to copy all employee and client information related to the Georgia Business from Seller’s database.
8.5 Waiver of Compliance with Bulk Sales Law. Buyer waives compliance with the provisions of any bulk sales law relating to bulk transfers in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold Buyer harmless from any and all costs arising as a result of the waiver, including reasonable attorney fees and expenses that may be incurred by Buyer in any legal proceedings instituted or threatened as a result of the waiver.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
9.1 Buyer’s Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
(b) Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
(c) No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
(d) The Assets shall be in substantially the same condition on the Closing Date as on the Effective Date, and there shall be no material loss or damage to the Assets prior to the Closing.
(e) Seller shall have obtained the Required Consents.
(f) All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Assets that are not Permitted Liens shall be satisfied, terminated, and discharged by Seller, and evidence reasonably satisfactory to Buyer and its counsel of the satisfaction, termination, and discharge shall be delivered to Buyer.
(g) Seller shall have delivered the documents required by Article 4.2, each duly executed as indicated therein, and such other documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.
9.2 Failure to Satisfy Buyer’s Conditions. Any of Buyer’s conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer’s conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement as provided in Article 12.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
10.1 Seller’s Conditions. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
(b) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(c) No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
(d) Buyer shall have delivered (or cause to be delivered) the documents and payments required by Article 4.3, each duly executed as indicated therein (as appropriate), and such other documents as Seller or its counsel may reasonably request to evidence the transactions contemplated hereby.
10.2 Failure to Satisfy Seller’s Conditions. Any of Seller’s conditions precedent may be waived in whole or in part by Seller in writing at any time on or before the Closing Date. In the event that all of Seller’s conditions precedent have not been waived by Seller or satisfied in full on or before the Closing Date, Seller may elect to terminate this Agreement as provided in Article 12.
ARTICLE 11
POST-CLOSING OBLIGATIONS
11.1 Additional Assurances. Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive the Closing.
11.2 Use of Global’s Name Following Closing. As soon as practicable following the Closing Date, but in any event within 120 days following the Closing Date, Buyer shall permanently remove and cease using all signage, labels, stationary, invoices, etc. with the names “Global,” “Global Employment Solutions,” “Global Employment Holdings,” “GES” or any derivative thereof or any name confusingly similar therewith. Buyer agrees to treat and protect Seller’s aforementioned trade names with the same level of care as Buyer’s treats and protects its own trade names.

11.3 Mutual Non-Disparagement. Following the Closing, neither Buyer nor Seller shall, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in the other party or its affiliates, subsidiaries, officers, directors, employees or agents or any products or services offered by any of them, nor shall Buyer or Seller engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them.
11.4 Expenses Straddling the Effective Date to be Pro-Rated. Except as set forth below, all expenses associated with the operation of the Georgia Business for the month of March 2009 shall be pro-rated between Seller and Buyer on the basis of 25% (Seller) / 75% (Buyer). This apportionment of expenses shall not apply to any prepaid expenses or deposits on the Effective Date, including rent expense of the Georgia Business for the month of March 2009. In the event one party is required to reimburse the other party pursuant to this Article 11.4, the party requesting reimbursement shall remit reasonably detailed information with respect to such expenses to the other party and such other party shall promptly, but in any event within 10 days of receipt, reimburse the party seeking reimbursement for such expenses. Buyer and Seller agree to reconcile all March 2009 expenses of the Georgia Business within 45 days following the Closing Date.
11.5 Accounts Receivable. Buyer covenants and agrees to cooperate with Seller, as reasonably requested by Seller, in order to assist Seller in collecting its accounts receivable following the Closing Date (“Seller’s AR”). Further, with respect to Seller’s AR, Buyer will not notify such customers to change the payment address for payments related to the Seller’s AR in order to facilitate Seller’s direct collection of its accounts receivable, provided that Buyer’s invoicing of customers following the Closing Date may contain Buyer’s address for payment of such invoices. Buyer covenants and agrees not to take any action to change the terms of Seller’s accounts receivable or offer any inducements to customers of the Georgia Business to pay Buyer’s accounts receivable ahead of or in priority to Seller’s accounts receivable. In the event Seller or Buyer receives any payment relating to accounts receivable owned by the other party, such party will promptly, but in any event within two business days, remit such payment to the other party, duly endorsed to such party if in the form of a check, draft or other non-cash instrument. Any collections on accounts receivable that are received by Buyer or Seller following the Closing Date shall be applied as expressly and explicitly instructed by the customer making such payment. If no explicit and express instructions are provided by a customer, then the party in receipt of such payment shall make a reasonable good faith inquiry to the customer as to the intended application of the payment and apply such payment accordingly. In the event a customer pays a more recent invoice and skips the payment of an older invoice, then Buyer will cooperate with and assist Seller in collecting the older invoice as reasonably requested by Seller, including, without limitation, communicating with and encouraging such customer to pay the older invoice promptly to avoid incurring additional fees, costs and any interruption of service.

ARTICLE 12
TERMINATION
12.1 Termination. This Agreement may be terminated as follows:
(a) By the mutual consent of Buyer and Seller at any time prior to Closing.
(b) By Buyer at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Buyer’s obligations set forth in Article 9 has not been satisfied in full or previously waived by Buyer in writing, at or prior to Closing.
(c) By Seller at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Seller’s obligations set forth in Article 10 has not been satisfied in full or previously waived by Seller in writing, at or prior to Closing.
(d) By Seller at any time following March 20, 2009 if the $700,000 Note has not been repaid in full in accordance with Article 3.2(b)(iii). Any such termination will also apply to all other agreements entered at the Closing in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Non-Competition Agreement.
12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 12 prior to the Closing, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.
12.3 Remedies Cumulative. The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.
12.4 Effectiveness of Confidentiality Agreement. In the event of a Termination, the Confidentiality Agreement in connection with this transaction shall remain in force.
ARTICLE 13
GENERAL PROVISIONS
13.1 Assignment. The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.
13.2 Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the permitted successors and permitted assigns of the parties.
13.3 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.
13.4 Modification and Waiver. This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.
13.5 Attorney Fees. If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

13.6 Fees and Expenses. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.
13.7 Notices. All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed by first class registered or certified mail, (c) sent by a nationally recognized overnight courier for next business day delivery or (d) delivered by facsimile transmission, as follows, or to such other address as a party may designate to the other in writing:

(i) If to Seller:	Global Employment Holdings, Inc. 10375 Park Meadows Drive, Suite 375 Lone Tree, CO 80124 Attention: Howard Brill Facsimile: (303) 216-9594

with a copy to:

Brownstein Hyatt Farber Schreck, LLP 410 17th Street, Suite 2200 Denver, CO 80202 Attention: Adam J. Agron Facsimile: (303) 223-1111

(ii) If to Buyer:	Eastern Staffing, LLC, a California limited liability company, dba Select Staffing 3820 State Street Santa Barbara, CA 93105 Attention: Stephen Biersmith Facsimile: (877) 547-4466
If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.
13.8 Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
13.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.
13.10 Time of Essence. Time shall be of the essence with respect to the obligations of the parties to this Agreement.

13.11 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.
13.12 Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability will remain in full force and effect.
13.13 Brokerage and Finder’s Fees; Indemnity. Each of the parties hereto represents and warrants to the other that such parties have not enlisted the services of a broker and have made no arrangements for the payment of any brokerage commissions, finder’s fees, or advisory fees in connection with the transactions contemplated by this Agreement and is not otherwise obligated to pay any such fee or commission. In the event that any claim is asserted by any person claiming a commission or finder’s fee with respect to this Agreement or the transactions contemplated hereby arising from any act, representation or promise of any party hereto or its representatives, such party shall indemnify the other party against and hold them harmless from any cost or expenses with respect thereto including, without limitation, reasonable attorneys’ fees.

In witness whereof, the duly authorized representatives of the parties hereto executed this Agreement as of the Effective Date.
Global Employment Holdings, Inc., a Delaware corporation

/s/ Dan Hollenbach
Dan Hollenbach Chief Financial Officer
Temporary Placement Service, Inc., a Georgia corporation

/s/ Dan Hollenbach
Dan Hollenbach Executive Vice President
Eastern Staffing, LLC, a California limited liability company

D. Stephen Sorensen
D. Stephen Sorensen
Manager

LIST OF SCHEDULES AND EXHIBITS
Schedule 1 — Georgia Business Leases
Schedule 2 — Personal Property
Schedule 3 — Intangible Personal Property
Schedule 4 — Excluded Assets
Schedule 5 — Permitted Liens
Schedule 6 — Assumed Liabilities
Schedule 7 — Locations
Exhibit A — Bill of Sale
Exhibit B — Assignment of Customer Contracts, Agreements, and Arrangements
Exhibit C — Assignment of Intangible Personal Property
Exhibit D-1 — $250,000 Promissory Note
Exhibit D-2 — $700,000 Promissory Note
Exhibit E — Allocation of Purchase Price
Exhibit F — Corporate Resolutions
Exhibit G — Non-Competition Agreement
Exhibit H — Guaranty

Exhibit A
BILL OF SALE
This Bill of Sale is (“Bill of Sale”) is made and entered into by and between Temporary Placement Service, Inc., a Georgia corporation, a/k/a Michaels & Associates (“TPS”), and Eastern Staffing, LLC, a California limited liability company, d.b.a. Select Staffing (“Buyer”).
RECITALS
A. TPS and Buyer have entered into an Asset Purchase and Sale Agreement, dated as of March 9, 2009 (the “Agreement”), pursuant to which Seller is selling to Buyer the Assets.
B. Pursuant to the terms of the Agreement, Seller desires to convey, remise, release, and quitclaim to Buyer, all of Seller’s right, title, and interest in and to the Personal Property.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TPS and Buyer hereby agree as follows:
1. Defined Terms. Unless otherwise defined in this Bill of Sale, all capitalized terms shall have the meanings given to them in the Agreement.
2. Sale of Personal Property. Seller hereby conveys, remises, releases, and quitclaims to Buyer, all of Seller’s right, title, and interest in and to the Personal Property (excluding the Excluded Assets).
3. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.
4. Counterparts and Facsimile Signatures. This Assignment may be executed in any number of counterparts and by facsimile signature, each of which shall be deemed an original. The counterparts shall together constitute only one agreement.
5. Conflicts. This Assignment is made subject to the terms and conditions of the Agreement. In the event of a conflict between the provisions of this Assignment and the provisions of the Agreement, the provisions of the Agreement shall prevail.
[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties have executed this Bill of Sale as of date first set forth above.
TEMPORARY PLACEMENT SERVICE, INC., a Georgia corporation

/s/ Dan Hollenbach
Dan Hollenbach Executive Vice President
EASTERN STAFFING, LLC, a California limited liability company
d.b.a. Select Staffing

D. Stephen Sorensen
D. Stephen Sorensen
Manager

Exhibit B
ASSIGNMENT OF CUSTOMER CONTRACTS, AGREEMENTS, AND ARRANGEMENTS
This Assignment of Customer Contracts, Agreements, and Arrangements (this “Assignment”) is made and entered into by and between Temporary Placement Service, Inc., a Georgia corporation, a/k/a Michaels & Associates (“Assignor”), and Eastern Staffing, LLC, a California limited liability company, d.b.a. Select Staffing (“Assignee”).
RECITALS
A. Assignor and Assignee have entered into an Asset Purchase and Sale Agreement, dated as of March 9, 2009 (the “Agreement”), pursuant to which Assignor is selling to Assignee the Assets.
B. Assignor is a party to certain Contracts.
C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor’s rights, title, and interest in and to the Contracts to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Contracts.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1. Defined Terms. Unless otherwise defined in this Assignment, all capitalized terms shall have the meanings given to them in the Agreement.
2. Assignment of Contracts. Assignor hereby conveys, contributes, assigns, sets over and transfers to Assignee all of Assignor’s right, title, and interest in and to the Contracts, subject to, in the case of any Contract that requires consent to assignment, the receipt of the required consent.
3. Acceptance of Assignment and Obligations. Assignee hereby assumes and agrees to pay, perform and discharge if, as and when due in accordance with the terms thereof the Contracts.
4. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.

5. Counterparts and Facsimile Signatures. This Assignment may be executed in any number of counterparts and by facsimile signature, each of which shall be deemed an original. The counterparts shall together constitute only one agreement.
6. Conflicts. This Assignment is made subject to the terms and conditions of the Agreement. In the event of a conflict between the provisions of this Assignment and the provisions of the Agreement, the provisions of the Agreement shall prevail.
7. Governing Law. This Assignment shall be governed by and construed under the laws of the State of California.
[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties have executed this Assignment as of the date first set forth above.
TEMPORARY PLACEMENT SERVICE, INC., a Georgia corporation

/s/ Dan Hollenbach
Dan Hollenbach Executive Vice President
EASTERN STAFFING, LLC, a California limited liability company
d.b.a. Select Staffing

/s/ D. Stephen Sorensen
D. Stephen Sorensen
Manager

Exhibit C
ASSIGNMENT OF INTANGIBLE PERSONAL PROPERTY
This Assignment of Intangible Personal Property (this “Assignment”) is made and entered into by and between Temporary Placement Service, Inc., a Georgia corporation, a/k/a Michaels & Associates (“Assignor”), and Eastern Staffing, LLC, a California limited liability company, d.b.a. Select Staffing (“Assignee”).
RECITALS
A. Assignor and Assignee have entered into an Asset Purchase and Sale Agreement, dated as of March 9, 2009 (the “Agreement”), pursuant to which Assignor is selling to Assignee the Assets.
B. Assignor is the owner of certain Intangible Personal Property.
C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor’s rights, title, and interest in and to the Intangible Personal Property to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Intangible Property.
Now, therefore, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:
1. Defined Terms. Unless otherwise defined in this Assignment, capitalized terms shall have the meanings given to them in the Agreement.
2. Assignment of Intangible Personal Property. Assignor hereby conveys, contributes, assigns, sets over and transfers to Assignee all of Assignor’s right, title, and interest in and to the Intangible Personal Property, subject to, in the case of any Intangible Personal Property that requires consent to assignment, the receipt of the required consent.
3. Acceptance of Assignment and Obligations. Assignee hereby assumes and agrees to pay, perform and discharge if, as and when due in accordance with the terms thereof the Intangible Personal Property.

4. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.
5. Counterparts and Facsimile Signatures. This Assignment may be executed in any number of counterparts and by facsimile signature, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.
6. Conflicts. This Assignment is made subject to the terms and conditions of the Agreement. In the event of a conflict between the provisions of this Assignment and the provisions of the Agreement, the provisions of the Agreement shall prevail.
7. Governing Law. This Assignment shall be governed by and construed under the laws of the State of California.
[Remainder of Page Intentionally Left Blank]

In witness whereof, the parties have executed this Assignment as of the date first set forth above.
TEMPORARY PLACEMENT SERVICE, INC., a Georgia corporation

/s/ Dan Hollenbach
Dan Hollenbach Executive Vice President
EASTERN STAFFING, LLC, a California limited liability company
d.b.a. Select Staffing

/s/ D. Stephen Sorensen
D. Stephen Sorensen
Manager

Exhibit D-1
$250,000 Promissory Note
See Attached

Exhibit D-2
$700,000 Promissory Note
See Attached

Exhibit E
Allocation of Purchase Price
The Allocation shall be the Purchase Price less the value of the furniture, fixtures and equipment acquired and the liabilities assumed.
The remainder shall be allocated as follows:

Employee list	1%
Customer list	16%
Goodwill	83%
100%

Exhibit F
Corporate Resolutions

Exhibit G
Non-Competition Agreement
See Attached

Exhibit H
Guaranty
See Attached